Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into by GIT IMESON PARK FL, LLC, a Delaware limited liability company (“Samsonite Seller”), IN-105 HERITAGE III, LLC, a Delaware limited liability company (“Heritage Commons III Seller”), and GIT HERITAGE IV TX, LLC, a Delaware limited liability company (“Heritage Commons IV Seller”) (Samsonite Seller, Heritage Commons III Seller and Heritage Commons IV Seller are collectively referred to herein as the “Seller” and are also each a “Seller”), GLOBAL INCOME TRUST, INC., a Maryland corporation (“Parent”) and GRIFFIN CAPITAL CORPORATION., a California corporation (“Purchaser”), as of August 10, 2015 (the “Effective Date”).

RECITALS:

A. Samsonite Seller owns a fee simple interest in and to certain real property located in Jacksonville, Florida, upon which is located a distribution facility known as “Imeson Park” and more particularly described in Exhibit A-1 attached hereto and made a part hereof (the “Samsonite Premises”); and

B. Heritage Commons III Seller owns a fee simple interest in and to certain real property located in Fort Worth, Texas, upon which is located an office building known as “Heritage Commons III” and more particularly described in Exhibit A-2 attached hereto and made a part hereof (the “Heritage Commons III Premises”); and

C. Heritage Commons IV Seller owns a fee simple interest in and to certain real property located in Fort Worth, Texas, upon which is located an office building known as “Heritage Commons IV” and more particularly described in Exhibit A-3 attached hereto and made a part hereof (the “Heritage Commons IV Premises”) (the Samsonite Premises, Heritage Commons III Premises and Heritage Commons IV Premises are hereinafter collectively referred to as the “Premises”); and

The parties to this Agreement have agreed to the sale and purchase of the Property (as hereinafter defined), of which the Premises are a part, on terms and conditions more particularly set forth in this Agreement.

ARTICLE 1

PURCHASE AND SALE OF PROPERTY

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following described property (collectively, the “Property”):

1.1 Land. The Premises, together with all rights and appurtenances pertaining to the Premises, including, without limitation, all of Seller’s right, title and interest, if any, in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder (excepting any minerals, oil, gas and other hydrocarbon substances located on the Heritage Commons III Premises and the Heritage Commons IV Premises), (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all covenants, easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.2 Improvements. The buildings (the “Buildings”) constructed on the Premises, together with all other improvements and structures constructed on each of the Premises (collectively, the “Improvements”).

1.3 Personal Property. All of Seller’s right, title and interest in and to (specifically excluding any fixtures or personal property owned by tenants under leases or licensees under licenses) the following, if any: (i) mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon or within the Improvements; (ii) maintenance equipment and tools, if any, owned by Seller and used in connection with, and located in or at, the Improvements; (iii) site plans, surveys, plans and specifications, manuals and instruction materials, and floor plans in Seller’s possession which relate to the Land or Improvements; (iv) pylons and other signs situated on or at the Land or Improvements; and (v) other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements as of the date of Closing (as defined in Section 8.1 below) (collectively, the “Personal Property”).

1.4 Leases and Licenses. Seller’s right, title and interest in (i) all leases with tenants leasing all or any portion of the Improvements (the “Leases”), and (ii) to the extent assignable, Seller’s right, title and interest in all license agreements, occupancy agreements, and other similar agreements, if any, with licensees using any portion of the Improvements in effect as of the date of Closing (collectively, the “Licenses”), in each case to the extent the same are in effect as of the Closing Date (as defined in Section 8.1 below); a current list of such Leases and Licenses is attached hereto as Schedule 1.4.

1.5 Security Deposits. Seller’s right, title and interest in all security deposits, guaranties, and letters of credit, if any, described by the Leases and Licenses, a current list of which is attached hereto as Schedule 1.5.

1.6 Contracts. Subject to Section 6.1.3 hereof and to the extent assignable, Seller’s right, title and interest in all contracts and other agreements related to the Land, Improvements, Personal Property, Leases or Licenses that will remain in existence after Closing, including, without limitation, contracts or agreements relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any utility services, and the existing property management agreements for the Heritage Commons III Premises, the Heritage Commons IV Premises and the Samsonite Premises (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.6.

1.7 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate exclusively to the Land or Improvements, to the extent assignable (collectively, the “Permits”).

1.8 Intangibles. Seller’s right, title and interest, if any, in all names, trade names, street numbers, marks, other symbols, telephone numbers and general intangibles, which relate exclusively to the Land or the Improvements, to the extent assignable, other than any of the same that reference “CNL”, “GIT”, or “Global Income Trust,” or similar identifiers (collectively, the “Intangibles”).

ARTICLE 2

PURCHASE PRICE AND DEPOSIT

2.1 Purchase Price.

2.1.1 The aggregate purchase price for the Property (“Purchase Price”) shall be NINETY-THREE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($93,650,000.00). The Purchase Price may be allocated among each of the Samsonite Premises, Heritage Commons III Premises and Heritage Commons IV Premises and the respective portion of the Property associated with each, by the Purchaser, which allocation amounts shall be provided to Seller by August 15, 2015. The cash due at Closing from Purchaser on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price shall be payable as follows:

2.1.2 Deposit. Within two (2) Business Days (as defined in Section 14.11 below) following the Effective Date and as a condition precedent to this Agreement, Purchaser shall deliver to Chicago Title Company, 725 South Figueroa Street, Suite 200, Los Angeles, CA 90017, Attention: Amy D. Hiraheta (the “Escrow Agent” or “Title Company” as applicable), by federal funds wire transfer, a cash deposit in immediately available funds in the amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) (together with any interest accrued thereon, the “Deposit”), which Deposit shall immediately be non-refundable to Purchaser, except as otherwise provided herein. If Purchaser shall fail to deposit the Deposit with Escrow Agent within the time period provided for above, Seller may at any time prior to Escrow Agent’s receipt of the Deposit, terminate this Agreement by written notice to Purchaser and Escrow Agent as its sole and exclusive remedy, in which case this Agreement shall be null and void ab initio, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement. Prior to Purchaser’s making the Deposit, Seller, Purchaser and Escrow Agent shall enter into an escrow agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”). Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement and shall disburse the Deposit to Seller at Closing. Any and all interest earned on the Deposit shall be included as part of the Deposit. If Purchaser fails to timely deliver the Deposit to Escrow Agent, such failure shall constitute a material default by Purchaser hereunder and in addition to Seller’s other remedies hereunder, Seller may terminate this Agreement by delivering written notice to Purchaser and Escrow Agent.

2.1.3 The balance of the Purchase Price due from Purchaser at Closing (after crediting the Deposit and the Non-Refundable Payment (as defined below) and after application of prorations and adjustments provided for in this Agreement) shall be paid by Purchaser to Escrow Agent by federal funds wire transfer in immediately available funds no later than 2:00 p.m. (Los Angeles, CA time) on the Closing Date and disbursed to Seller at Closing in accordance with Section 8.3.2 hereof and the Escrow Agreement.

2.1.4 Non-Refundable Payment. Within two (2) Business Days after the Effective Date, as consideration for Seller’s agreement to enter into this Agreement and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deliver directly to Seller, by wire transfer, immediately available funds in the amount of One Hundred and No/100 Dollars ($100.00) (the “Non-Refundable Payment”). The Non-Refundable Payment shall be fully earned and retained by Seller immediately upon receipt and, notwithstanding any provisions of this Agreement to the contrary, the Non-Refundable Payment shall not be returned to Purchaser in any circumstance. On the Closing Date, the amount of the Non-Refundable Payment, without interest, shall be applied to the Purchase Price. The Non-Refundable Payment shall not constitute a part of the Deposit. Purchaser acknowledges that Seller would not have entered into this Agreement had Purchaser not made the bargained for Non-Refundable Payment to Seller on the terms set forth in this Section 2.1.4.

ARTICLE 3

TITLE

3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser free from all liens, encumbrances, encroachments and other exceptions to title except (i) the Leases and Licenses, (ii) matters caused by Purchaser or the activities of Purchaser or its agents, employees, consultants, contractors and Representatives on the Property, (iii) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable, subject to proration in accordance with Section 8.5.4 below, (iv) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Property, (v) those certain loans which Purchaser has agreed to assume, which loans and loan documents are further described on Schedule 3.1(a), attached hereto (the “Existing Loans”), and (vi) all existing matters of record shown on Schedule 3.1(b) (the matters in (i) through (vi) collectively referred to as the “Permitted Exceptions”). Notwithstanding the foregoing, in no event shall a Seller Encumbrance constitute a Permitted Exception and Purchaser shall have no obligation to object to any Seller Encumbrance. As used herein “Seller Encumbrance” means non-monetary liens and encumbrances voluntarily placed on record against the Property by Seller (and without the written consent of Purchaser which consent may be granted or withheld in Purchaser’s reasonable discretion) after the Effective Date, any and all monetary liens and security interests voluntarily placed on record against the Property by Seller (and without the written consent of Purchaser which consent may be granted or withheld in Purchaser’s sole and absolute discretion), whether recorded or placed on record prior to or after the Effective Date, and any mechanics’ liens. Notwithstanding the foregoing, in no event shall the Existing Loans as described hereinabove be a Seller Encumbrance. Seller at its sole cost and expense shall and is hereby obligated to cause to be released at or prior to the Closing all Seller Encumbrances. Evidence of title shall be the issuance by the Title Company (as defined below) at Closing of its standard 2006 ALTA Owner’s Extended Coverage Policy of Title Insurance covering the Samsonite Premises, its ALTA Form T-1 Owner’s Policy of Title Insurance covering the Heritage Commons III Premises and Heritage Commons IV Premises, and those title endorsements listed on Schedule 3.1(c) and any other title endorsements required by existing lenders, together, in the full amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”).

3.2 Title Objections. With respect to any title or survey matters first arising after the date of Purchaser’s title commitment and survey and prior to the Closing which adversely affects the value or operation of the Property, other than any of the Permitted Exceptions (to which Purchaser shall have no right to object), or such other encumbrances by Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (collectively, the “Title Objections”), Seller shall have the right, but not the obligation, to cure such Title Objection(s) (other than a Seller Encumbrance which Seller is obligated to cure). If Seller fails prior to Closing to cure or satisfy any Title Objections(s) that Seller has elected, or is required pursuant to Section 3.1 hereinabove, to cure or satisfy, then Purchaser may: (a) accept a conveyance of the Property subject to the Permitted Exceptions, specifically including such Title Objection(s) which Seller has failed to cure or satisfy (which such Title Objection(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (b) terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate, the Deposit shall be immediately returned to Purchaser, Seller shall promptly reimburse Purchaser for its actual third party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the transactions contemplated by this Agreement up to Two Hundred Twenty Five Thousand and No/100 Dollars ($225,000.00) and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement.

ARTICLE 4

PURCHASER’S DUE DILIGENCE AND ACKNOWLEDGEMENT

4.1 Access. After the Effective Date, Seller shall, upon reasonable notice (which notice may be given by email to scott.hall@cnl.com) and at reasonable times, make the Property available to Purchaser and its agents, employees, consultants and representatives for such inspections and tests as Purchaser deems appropriate, at Purchaser’s sole cost and expense. Purchaser shall provide notice to Seller at least one (1) Business Day prior to any entry onto the Property by Purchaser or Purchaser’s agents, employees, consultants or representatives. Seller shall have the right to have a representative present during all or any of Purchaser’s inspections and tests. Purchaser will use reasonable efforts to minimize interference with Seller’s operations at the Property and the rights of tenant of the Property. Purchaser shall not permit any mechanics’ liens to be filed against all or any part of the Property. In the event Purchaser discovers any matter during the course of its investigations and tests which may be reportable under applicable law, Purchaser acknowledges and agrees that it shall not undertake any such reporting (unless required by law), but shall notify Seller immediately of any such discovery. Seller’s prior written consent (which may be by email) shall be required prior to any interviews of any tenants of the Property by Purchaser or its agents, employees, consultants and representatives, and Seller shall have a right to have a representative present during all tenant interviews. Notwithstanding anything to the contrary contained herein: (a) Purchaser’s right of inspection pursuant to this Section 4.1 shall be subject to the rights of tenants under the Leases and other occupants and users of the Property; (b) no entry, inspection or investigation of the Property shall (i) involve the taking of samples or other physically invasive procedures without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion; or (ii) damage any part of the Property or any personal property owned or held by Seller, any tenant or any third party; (c) Purchaser shall promptly pay when due the costs of all tests, investigations, studies and examinations done with regard to the Property by or on behalf of Purchaser; and (d) Purchaser acknowledges and agrees that its access and the inspections and tests resulting therefrom shall not give rise to any rights permitting Purchaser to either terminate this Agreement or adjust the Purchase Price, and that any and all rights, if any, to do so shall be limited to those provided specifically herein.

4.2 Indemnity. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of actions, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys’ fees (“Claims”) suffered, incurred, or sustained by any of the Indemnified Parties caused by the entry on the Property by Purchaser or its agents, employees, consultants or representatives or by Purchaser’s investigations of the Property unless such Claims arise or are caused by Seller’s gross negligence or willful misconduct; provided, however that Purchaser shall have no obligation to indemnify the Indemnified Parties with respect to Purchaser’s mere discovery (as opposed to exacerbation) of pre-existing conditions or issues. Purchaser will promptly repair all damage to the Property arising from Purchaser’s inspections or tests, including any damage that may have been caused by Purchaser or its agents, employees, consultants or representatives in the conduct of the review, and shall promptly restore the Property substantially to its condition immediately before such inspections and tests. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Purchaser in this Section 4.1.2 shall survive Closing or the earlier termination, for any reason, of this Agreement. Purchaser shall provide to Seller prior to its or its agents’, employees’, consultants’ or representatives’ entry on the Property certificates of liability insurance insuring Purchaser and Seller in an amount not less than Two Million and No/100 Dollars ($2,000,000.00).

4.3 As Is, Where Is.

4.3.1 Express Representations. Purchaser acknowledges and agrees that it has been given a full opportunity to inspect and investigate every aspect of the Property, including all matters related to legal status and requirements, physical condition, title, and any and all other matters Purchaser determines to be of significance. Except as provided in the express representations and warranties of Seller set forth in Sections 5.1 and 12.1 of this Agreement and except as may be expressly set forth in the documents executed and delivered by Seller at Closing, and subject to the limitations of time and money set forth in Sections 5.4 and 10.2 herein (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such representations and warranties are hereby disclaimed.

4.3.2 Disclaimed Matters. Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, building square footage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

4.3.3 No Person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no Person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except for the Express Representations. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any Person acting on behalf of Seller other than the Express Representations will be valid or binding on Seller.

PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, INCLUDING, WITHOUT LIMITATION, THE POSSIBILITIES, IF ANY, FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INDOOR AND OUTDOOR ENVIRONMENT AIR QUALITY, WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY FEDERAL, STATE, AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION, HEALTH AND SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDINANCES, ORDERS, REQUIREMENTS OR COMMON LAW, INCLUDING, WITHOUT LIMITATION, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SAFE DRINKING WATER ACT, AS AMENDED, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970, AS AMENDED, THE TOXIC SUBSTANCE CONTROL ACT,

AS AMENDED, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AND ANALOGOUS STATE STATUTES AND REGULATIONS; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTE AT, ON, UNDER, OR ADJACENT TO THE PROPERTY (SUBSECTIONS IX AND X HEREIN COLLECTIVELY REFERRED TO AS, “ENVIRONMENTAL MATTERS”); (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF ANY PROPERTY INFORMATION, THE SURVEY OR THE TITLE REPORT; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING, (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVIII) ANY OTHER MATTER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO PURCHASER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER SHALL FURTHER BE DEEMED TO HAVE ACKNOWLEDGED AND AGREED THAT (A) SELLER HAS FULLY COMPLIED WITH ALL DISCLOSURE REQUIREMENTS UNDER LOCAL, STATE AND FEDERAL LAWS, (COLLECTIVELY, THE “DISCLOSURE LAWS”), AND (B) PURCHASER’S RIGHTS AND REMEDIES WITH RESPECT TO THE PROPERTY SHALL BE LIMITED TO THE RIGHTS AND REMEDIES (INCLUDING ALL CONDITIONS AND LIMITATIONS PLACED THEREON) EXPRESSLY SET FORTH IN THIS AGREEMENT, AND PURCHASER HEREBY WAIVES ALL RIGHTS AND REMEDIES THAT MIGHT OTHERWISE BE AVAILABLE TO PURCHASER UNDER THE DISCLOSURE LAWS. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL NOT BE ENTITLED TO RELY ON ANY REPORTS OR OTHER PROPERTY INFORMATION SUPPLIED BY SELLER TO PURCHASER, EXCEPT AS SET FORTH IN THE EXPRESS REPRESENTATIONS PURCHASER AGREES TO FULLY AND IRREVOCABLY RELEASE SELLER FROM ANY AND ALL CLAIMS THAT PURCHASER MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION, EXCEPT

TO THE EXTENT ARISING OUT OF A BREACH BY SELLER OF A REPRESENTATION OR WARRANTY (SUBJECT TO THE LIMITATIONS OF TIME AND MONEY SET FORTH IN SECTIONS 5.4 AND 10.2 HEREIN) MADE IN THE EXPRESS REPRESENTATIONS. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON TO THE EXTENT NOT EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. PURCHASER REPRESENTS, WARRANTS, AND COVENANTS TO SELLER, WHICH REPRESENTATION, WARRANTY, AND COVENANT TO SELLER SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE DEED, THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS, PURCHASER IS RELYING SOLELY UPON PURCHASER’S OWN INVESTIGATION OF THE PROPERTY.

4.3.4 Waiver. Without in any way limiting any provision of this Section 4.3, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 5.1 of this Agreement, Purchaser hereby waives, releases and discharges any claim, known or unknown, it has, might have had, or may have against Seller with respect to (a) the Disclaimed Matters, (b) subject to Article 9 of this Agreement, the condition of the Property as of the Closing Date, (c) the past, present or future condition or compliance of the Property with regard to any federal, state or local law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property, including without limitation those pertaining to Environmental Matters, or (d) any other state of facts that exists with respect to the Property or any of the Property information supplied by Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Seller’s Representations and Warranties. As a material inducement for Purchaser to enter into this Agreement, each of the Sellers represents to Purchaser, as of the Effective Date, as follows:

5.1.1 Organization. Each Seller is duly formed and validly existing under the laws of the jurisdiction of its organization and is qualified to transact business in the jurisdiction where each of the Premises is located.

5.1.2 Authority/Consent. Each Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, has obtained all necessary consents, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement. The board of directors of the

Parent (the “Parent Board”), at a duly held meeting, has, by unanimous vote of all of the Parent Board members voting, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the transactions contemplated by this Agreement, (ii) directed that the transactions contemplated by this Agreement be submitted for consideration at a meeting of the holders of shares of common stock of the Parent, $.01 par value per share (the “Parent Common Stock”), for the purpose of seeking the affirmative vote of the holders of shares of the Parent Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter (the “Parent Stockholder Approval”), including any postponement or adjournment thereof (the “Parent Stockholder Meeting”), and (iii) resolved to recommend that the stockholders vote in favor of the approval of the transactions contemplated by this Agreement (the “Seller’s Recommendation”) and to include such recommendation in the Proxy Statement. As used herein, a “Proxy Statement” is a proxy statement in preliminary and definitive form relating to the Parent Stockholder Meeting (together with any amendments or supplements thereto). This Agreement and the Seller’s Closing Documents (hereinafter defined) are, or will be when executed and delivered by Seller, legally binding on, and enforceable against, Seller, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity. Seller owns fee simple title to the Property subject to all matters of record and no third party has any right to purchase all or any part of the Property.

5.1.3 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, has been threatened in writing, against Seller.

5.1.4 No Conflicts. Assuming receipt of the Parent Stockholder Approval (as defined hereunder), the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller is bound.

5.1.5 Foreign Person. Seller is not a “foreign Person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).

5.1.6 OFAC. Neither Seller nor, to Seller’s knowledge, any of its equity owners nor any of their respective employees, officers or directors, is a Person or entity with whom U.S. Persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

5.1.7 Leases. Seller has delivered to Purchaser a correct and complete copy of each Lease and all amendments thereto, and except for the Leases, there are no other leases or occupancy agreements applicable to the Property which will be binding on Purchaser after the Closing. The Leases do not grant the tenants a right to purchase all or any part of the Property. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, Seller shall not amend, modify or terminate the Leases, or enter into new leases, of spaces at the Property, other than in accordance with Section 6.1.1 below. As of the date hereof, Seller is the holder of all of the landlord’s right, title and interest in, to and under the Leases. The Leases are in full force and effect. Seller, to its knowledge, has not received, nor is Seller aware of, any claim from any tenant under the Leases alleging any type of default by the landlord under the Leases that has not been cured or demanding any work that has not been performed or payment from landlord that has not been made. The $2,324,484 Letter of Credit under the Samsonite Premises Lease (the “Samsonite LOC”) is in full force and effect and has not been drawn upon.

5.1.8 Intentionally deleted.

5.1.9 Service Contracts. All Contracts (other than management agreements and leasing commission agreements) affecting the Property between Seller (or any managing agent on behalf of Seller) and third parties relating to the maintenance and operation of the Property, including without limitation any agreements providing for utility services, are accurately set forth on Schedule 1.6 hereto. To Seller’s knowledge, the documents constituting the Contracts that are delivered to or made available to Purchaser are true, correct and complete copies of all of the Contracts affecting the Property. Seller has not given or received any written notice of any breach or default under the Contracts which remains uncured.

5.1.10 Litigation. Seller has not been served with or received written notice of any suit, action, arbitration, or legal or other proceeding or governmental investigation which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property owned by such Seller, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property owned by Seller or any portion thereof. Seller hereby discloses the existence of the suit initiated by Seller relative to alleged manufacturing defects of windows, which is more fully set forth on Schedule 5.1.10 attached hereto (the “Heritage IV Litigation”). The Seller hereby agrees to reimburse Purchaser for one hundred percent (100%) of the cost (including labor, materials and all other reasonable related costs) to replace up to two hundred five (205) window glass units at the Heritage IV Premises within thirty (30) days after written request by Purchaser with accompanying invoices (the “Window Replacement Reimbursement”). The Window Replacement Reimbursement Obligation shall expressly survive Closing for a period of three (3) years and the Contract Liabilities Floor (as hereinafter defined) shall expressly not apply. The parties agree and acknowledge that Seller shall have no obligation to settle or cause the Heritage IV Litigation to be dismissed, that the Heritage IV Litigation shall survive Closing and that Seller shall remain expressly responsible for any and all costs, expenses, liabilities and obligations thereunder. In addition, Seller shall retain the right to recover any proceeds from any settlement or judgment relating to the Heritage IV Litigation, which right shall expressly survive Closing.

5.1.11 Violations. To Seller’s knowledge, and except as set forth on Exhibit N attached hereto and made a part hereof, Seller has not received any written notice from a governmental authority of any (i) pending or threatened condemnation proceedings affecting the Property, or any part thereof; (ii) any violations of applicable zoning laws with respect to the Property which have not heretofore been cured; or (iii) any violations of any other laws, rules or regulations (including any environmental law) relating to the use or operation of the Property which have not been heretofore been cured.

5.1.12 Condemnation/Zoning. Seller has received no written notice from any governmental authority of any pending or contemplated condemnation or change of zoning affecting the Property. Seller has not applied for a rezoning of the Property or any change in the entitlements which apply to the Property during the last five (5) years).

5.1.13 Leasing Commissions. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property owned by such Seller or any portion or portions thereof other than as disclosed in Schedule 5.1.13 attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements with respect to such Property as of the date hereof and at the Closing have been or shall be paid in full or shall be credited to Purchaser.

5.1.14 Environmental Condition. As of the date hereof and as may be disclosed in the environmental reports and or/other items identified on Exhibit L attached hereto, Seller has received no notices from any governmental authority of any Hazardous Conditions relating to the Property and Seller has not caused any Hazardous Conditions created on the Property. As used herein, the term “Hazardous Conditions” refers to the presence on, in or about the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of which fails to comply with the standards applicable, relevant, or appropriate under applicable environmental laws. In turn, the term “Hazardous Materials” shall mean any chemical, substance, waste, material, equipment, or fixture defined as hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any environmental law, including but not limited to, a petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCB’s and asbestos.

5.1.15 Management Agreement. Except for those certain management agreements more particularly described on Exhibit K attached hereto and made a part hereof (each and any one or more, a “Management Agreement” or the “Management Agreements”), there is no other agreement currently in effect relating to the management of the Property owned by Seller by any third-party management company.

5.1.16 Taxes and Assessments. Except as may be set forth on Exhibit M attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property owned by such Seller.

5.1.17 Further Encumbrances. Except as otherwise expressly provided herein, Seller shall not further encumber the Property or any of the improvements or personal property located thereon. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Seller shall not voluntarily create any exception to title to its Property other than in accordance with Section 6.1.1 below.

5.1.18 Development, Cost-Sharing, Recapture and Entitlement Agreements. To Seller’s knowledge, there exist no non-recorded development, cost-sharing, recapture, entitlement or like-kind agreements burdening either Seller or Seller’s Property that will survive the Closing of the transactions described by this Agreement.

5.1.19 Proxy Statement/Exchange Act. The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the United States Securities and Exchange Commission (the “SEC”) of (A) a Proxy Statement and (B) such reports under, and other compliance with, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) as may be required in connection with this Agreement and the transactions contemplated by this Agreement. For the purposes of this Agreement, “Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self-regulatory organization.

5.1.20 Opinion of Financial Advisor. A committee of the Parent Board made up of the independent directors of the Parent Board has received the oral opinion of SunTrust Robinson Humphrey, Inc., to be confirmed in writing, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the aggregate Purchase Price to be received by the Seller for the Property pursuant to this Agreement, is fair, from a financial point of view, to the Seller, taken as a whole, and as of the date of this Agreement, such opinion has not been revoked or modified. The Seller shall make available to the Purchaser, solely for informational purposes, a complete and correct copy of such written opinion promptly after receipt thereof by the Special Committee of the Parent Board.

5.1.21 Vote Required. The affirmative vote of the holders of shares of Parent Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Seller necessary to approve the transactions contemplated by this Agreement. Seller’s stockholders objecting to the transactions contemplated by this Agreement are, or may be, entitled to receive payment for the fair value of the Parent Common Stock.

5.1.22 Existing Loans. Seller has provided to Purchaser a true, correct and complete copy of all loan documents related to the Existing Loans. Each of the Existing Loans is in good standing and without any uncured default by Seller and the Seller is current on all payments under the Existing Loans.

5.1.23 Warranties. To Seller’s knowledge, all material warranties (e.g. roof, HVAC) for the Property are accurately set forth on Schedule 5.1.23 attached hereto.

5.2 Purchaser’s Representations and Warranties. As a material inducement for Seller to enter into this Agreement, Purchaser represents to Seller, as of the Effective Date, as follows:

5.2.1 Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and, as of the Closing Date, will be qualified to transact business in the jurisdiction where the Property is located.

5.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated in this Agreement.

5.2.3 OFAC. Neither Purchaser nor any of its equity owners, nor to Purchaser’s knowledge any of their respective employees, officers or directors, is a Person or entity with whom U.S. Persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

5.2.4 No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Purchaser is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

5.2.5 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser’s knowledge, has been threatened in writing, against Purchaser.

5.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge (and not constructive or imputed knowledge of), of Scott Hall by reasonable inquiry of Jim Wells, and without further independent investigation or inquiry, the Person within Seller’s or its Affiliates employ that is most knowledgeable of matters regarding the Property. For purposes of this Agreement, the phrase “to Purchaser’s actual knowledge” or words of similar meaning or import shall mean the actual knowledge (and not constructive or imputed knowledge) of Louis Sohn, the Person within Purchaser’s or its Affiliates employ that is most responsible for supervising Purchaser’s acquisition of the Property. There shall be no personal liability on the part of Louis Sohn arising out of any representations or warranties made herein or otherwise.

5.4 Survival. All of the representations and warranties set forth in this Article 5 shall survive the Closing for a period of twelve (12) months (“Survival Period”), subject to the provisions of Article 10 of this Agreement. After the Closing, Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof within ten (10) Business Days after Purchaser’s actual knowledge of such alleged breach or failure. Purchaser shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all, on or before the date that is forty-five (45) days after the expiration of the Survival Period (the “Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which Seller receives a Notice of Breach before the expiration of the Survival Period, provided Purchaser files an action, suit or proceeding with respect thereto prior to the Suit Deadline. During the Survival Period, all representations and warranties of the Seller that survive the Closing set forth in this Agreement shall be guaranteed by CNL Holdings, LLC, a Florida limited liability company (the “Guarantor”) in an amount up to THREE MILLION AND 00/100 DOLLARS ($3,000,000.00). Guarantor shall also guaranty the payment of the Window Replacement Reimbursement for a period of three (3) years after Closing. Seller or Guarantor has provided evidence of the Guarantor’s financial ability to meet the obligations hereunder to Purchaser. Notwithstanding anything to the contrary contained herein, Purchaser agrees and acknowledges that: (a) Seller shall have no liability, obligation or responsibility, and shall not be in default under this Agreement, with respect to any representation or warranty which was true and accurate when made by Seller upon the execution and delivery of this Agreement and which subsequently becomes untrue or inaccurate for any reason which is not a breach or default by Seller of the covenants made by or obligations of Seller in this Agreement (e.g., an untruth or inaccuracy due to the passage of time, litigation initiated against Seller by a third party, events occurring or knowledge acquired by Seller after the Effective Date, etc.); (b) Seller shall not be liable to Purchaser for a breach of any of the representations and warranties set forth in this Agreement if, and to the extent that, Purchaser has actual knowledge of such breach prior to Closing); (c) Purchaser’s sole remedy for any breach of which it has actual knowledge (or is deemed to have actual knowledge) prior to Closing shall be to deliver to Seller a written notice of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof (a “Notice of Breach”) prior to Closing and, should Seller fail to cure such breach within the time period set forth in Section 11.1.3.1 hereof, terminate this Agreement in accordance with Section 11.1.3.1 hereof, failing which, Purchaser shall be deemed to have waived any breach of Seller’s representations and warranties of which Purchaser has actual knowledge (or deemed actual knowledge as set forth above) of prior to Closing; and (d) Purchaser shall have no right to terminate this Agreement by reason of any untruth or inaccuracy in Seller’s representations and warranties which is caused by an action which Seller is authorized or permitted to take under this Agreement (subject to the terms hereof). The provisions of this Section 5.4 shall survive the Closing or termination of this Agreement for any cause.

ARTICLE 6

COVENANTS OF SELLER PRIOR TO CLOSING

6.1 Operation of Property. From the Effective Date until the Closing, Seller shall operate the Property in accordance with the terms of this Section 6.1.

6.1.1 From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business, but shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned prior to the expiration of the Inspection Period and thereafter, in Purchaser’s sole and absolute discretion, and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within ten (10) Business Days: (a) make or permit to be made any material alterations to or upon the Property (provided, however, Purchaser’s consent shall not be required for repairs or other work of an emergency nature, as required by law, or under any Lease, provided that Seller shall notify Purchaser of such work as soon as practicable), (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, or amend or modify any of the Contracts in any material respect, unless such Contract, as amended, may be terminated without premium or penalty by Purchaser upon no more than thirty (30) days’ prior written notice, (c) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend (except pursuant to a provision of the existing Lease or License), terminate or cancel (except in the event of a tenant default), or otherwise amend (except pursuant to a provision of the existing Lease or License that specifically contemplates or requires such amendment) any of the Leases or Licenses, (d) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and value by Seller prior to Closing, and except for the use and consumption at the Property of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, or (e) grant any easements or title encumbrances that will affect the Property or any portion thereof after the Closing Date.

6.1.2 Seller agrees that from the date of this Agreement to the Closing Date, Seller shall: (i) at its expense, maintain its usual maintenance program for the Property, reasonable wear and tear and damage by fire or other casualty excepted, it being understood, however, that the Property is being sold in an “AS-IS” condition as provided in Article 4 hereof; (ii) continue to perform in all material respects its obligations as landlord under the Leases; (iii) not further mortgage any part of the Property; (iv) not make any commitment or incur any liability to any labor union, through negotiations or otherwise with respect to the Property; and (v) cause to be maintained in full force and effect an all-risk casualty insurance policy for the Property and all improvements thereon, in substantially the same form as currently maintained.

6.1.3 Purchaser may deliver a written notice to Seller setting forth which, if any, of the Contracts Purchaser has elected to have Seller terminate. Seller will deliver notices of termination at Closing terminating those Contracts that Seller is timely notified hereunder to terminate by Purchaser, provided that (i) such Contracts are terminable in accordance with their terms and (ii) Seller shall be responsible for, and shall indemnify Purchaser for, any termination penalties or fees. At Closing, Seller shall assign to Purchaser, to the extent assignable, and Purchaser shall assume, the Contracts pursuant to the Assignment and Assumption Agreement (as defined in Section 8.2.1.4).

6.2 Notices. Promptly after receipt, Seller shall provide Purchaser with true and complete copies of any written notices that Seller receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default or potential default or other material issue given or received by Seller under any of the Leases or Licenses or any of the Contracts.

6.3 Litigation. Seller will advise Purchaser promptly of any suit, action, arbitration, or legal or other proceeding or governmental investigation which is instituted after the Effective Date and which concerns or affects Seller or the Property, other than any such matters (such as slip and fall and similar claims) that are covered by Seller’s insurance. For the sake of clarity, the parties acknowledge and agree that Purchaser has been apprised of the Heritage IV Litigation and is fully aware of the status thereof and that same will continue after Closing.

6.4 Tenant Estoppels/Guarantor Certificate. Seller shall request from Samsonite, Mercedes-Benz and Dyncorp. (“Tenants”) estoppel certificates in substantially the form as required pursuant to the Lease, or if such form is not required, Seller shall make commercially reasonable efforts to obtain, estoppel certificates in substantially the form of Exhibit C attached hereto (the “Tenant Estoppel Certificates”). The Tenant Estoppel Certificates shall have been delivered to Purchaser in a form reasonably acceptable to Purchaser or include the contents required by each applicable Tenant’s Lease. Purchaser shall make commercially reasonable efforts to obtain the following information in each of the Tenant Estoppel Certificates: (a) dated not more than thirty (30) days prior to the Closing Date (except if the Closing Date is extended by Seller, and then Seller shall not be required to make commercially reasonable efforts to obtain any updates thereof), (b) executed by each such Tenant and naming Purchaser (or its designee and any lender of which Purchaser provides written notice to Seller pursuant to the notice provision hereof as addressees), (c) verifying the basic facts of the applicable Lease (term, rental, expiration date, options, if any exist), (d) confirming that there are no defaults by the landlord under the applicable Lease and that no impounds are paid pursuant to such Lease (or specifying the amount(s) thereof), and (e) if any Lease has been extended, modified, supplemented or amended in any way between the Effective Date of this Agreement and the Closing, delivery to Purchaser of a reaffirmation of guaranty and estoppel certificate executed by any Guarantor, if any (the “Guarantor Certificate(s)”), which Guarantor Certificate(s) shall reaffirm that the obligations of the Guarantor(s), if any, under its guaranty of a Lease continue in full force and effect notwithstanding such extension, modification, supplement or amendment, which Guarantor Certificate(s) shall be dated no earlier than thirty (30) days prior to the Closing Date. The delivery of the Tenant Estoppel Certificates from the Tenants and the Guarantor Certificate(s) from the Guarantor(s) (if applicable) shall be a condition of Closing but the failure or inability of Seller to obtain and deliver the Tenant Estoppel Certificates and/or Guarantor Certificate(s) shall not constitute a default by Seller under this Agreement.

6.5 SNDA’s. Seller shall use commercially reasonable efforts (at no cost to Seller other than amounts for incidental expenses) to obtain and deliver to Purchaser prior to Closing a written Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) in substantially the form as required pursuant to the Loan, or if such form is not required, in substantially the form attached as Exhibit C-2 or in the form attached to each Tenant’s Lease which form Purchaser agrees to accept signed by each such Tenant. The delivery of said SNDA from the Tenants shall be a condition of closing but the failure or inability of Seller to obtain and deliver any SNDA shall not be a default of Seller hereunder.

6.6 Preparation of Proxy Statement; Parent Stockholder Meeting.

6.6.1 As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. The Purchaser shall furnish all information concerning itself to Parent, as necessary for the Proxy Statement or in response to any SEC comment or request, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Proxy Statement shall include all information reasonably requested by such other party to be included therein. The Parent shall promptly notify the Purchaser upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Purchaser with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the received from the SEC and advise Purchaser party of any oral comments with respect to the Proxy Statement received from the SEC. The Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement.

6.6.2 If, at any time prior to the receipt of the Parent Stockholder Approval, any information relating to the Parent or Purchaser, or any of their respective Affiliates, should be discovered by the Parent or Purchaser which, in the reasonable judgment of the discovering party, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Parent and Purchaser shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by law, in disseminating the information contained in such amendment or supplement to stockholders of the Parent. Nothing in this Section 6.6.2 shall limit the obligations of any party under Section 6.6.1. For purposes of this Section 6.6.2, any information concerning or related to the Parent, the Seller, their Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by the Parent, and any information concerning or related to Purchaser or its Affiliates will be deemed to have been provided by Purchaser.

6.6.3 As promptly as practicable following the date of this Agreement, the Parent shall, in accordance with applicable law and the Parent’s organization documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. The Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable. The Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except to the extent that the Parent Board shall have made an Adverse Recommendation Change, as defined hereunder and as permitted by Section 6.7. Notwithstanding the foregoing provisions of this Section 6.6.3, if, on a date for which the Parent Stockholder Meeting is scheduled, the Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, the Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than (i) thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) or (ii) one hundred twenty (120) days after the record date for the Parent Stockholder Meeting.

6.7 Acquisition Proposals.

6.7.1 Subject to the other provisions of this Section 6.7, prior to the earlier of the termination of this Agreement or the Closing Date, the Seller and Parent agree that they shall not, and shall cause each of the other Parent’s or Seller’s entities not to, and shall not authorize and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or that is reasonably likely to lead to, an Acquisition Proposal (as defined herein), (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with any third party in furtherance of any Acquisition Proposal, (iii) approve or recommend an Acquisition Proposal, (iv) approve, adopt, declare advisable or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than a Qualifying Confidentiality Agreement (as hereinafter defined) entered into in accordance with this Section 6.7) providing for or relating to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Purchaser, the Seller’s Recommendation, (vi) fail to include the Seller’s Recommendation in the Proxy Statement or any Schedule 14D-9, as applicable or (vii) resolve, agree to or propose to do any of the foregoing (any act described in clauses (iii), (iv), (v) and (vi) above, an “Adverse Recommendation Change”). For the purposes of this Agreement, a “Qualifying Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that are no less favorable in any material respect to the Seller and other Seller entities than those contained in that certain confidentiality agreement between the Parent and the Purchaser, or an Affiliate thereof (the “Confidentiality Agreement”); provided, however, that such confidentiality agreement shall expressly permit any Seller entity’s compliance with any provision of this Agreement.

6.7.2 Notwithstanding anything to the contrary in this Section 6.7, at any time prior to obtaining the Parent Stockholder Approval, the Parent may, directly or indirectly through any Representative, in response to an unsolicited bona fide written Acquisition Proposal by a third party made after the date of this Agreement (i) furnish non-public information to such third party (and such third party’s Representatives) making an Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Parent receives from the third party an executed Qualifying Confidentiality Agreement, and (B) any non-public information concerning the Seller’s entities that is provided to such third party or its Representatives shall, to the extent not previously provided to Purchaser, be provided to Purchaser prior to or substantially at the same time that such information is provided to such third party), and (ii) engage in discussions or negotiations with such third party (and such third party’s Representatives) with respect to the Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Parent Board determines, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as hereinafter defined). Notwithstanding anything to the contrary in this Agreement, the Parent and its Representatives may contact any third party submitting a written Acquisition Proposal after the date of this Agreement to clarify the terms of such Acquisition Proposal for the purpose of the Parent Board informing itself about such Acquisition Proposal.

6.7.3 The Parent shall promptly notify Purchaser (but in no event later than forty-eight (48) hours after receipt) of any Acquisition Proposal from any third party, or any written request for nonpublic information relating to the Parent, Seller or any Seller subsidiary by any Person that informs the Parent that it is considering making an Acquisition Proposal, or any written inquiry from any Person seeking to have discussions or negotiations with the Parent relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the third party making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any Acquisition Proposal, inquiry or request (including a copy thereof). The Parent shall also promptly, and in any event within forty-eight (48) hours, notify Purchaser orally and in writing, if either the Parent or any Seller enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with Section 6.7.2 and shall keep Purchaser informed in all material respects of the status and terms of any such Acquisition Proposal, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or written correspondence relating thereto.

6.7.4 (i) Notwithstanding the limitations set forth in Section 6.7.1 upon the receipt of an Acquisition Proposal, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board shall be permitted to effect an Adverse Recommendation Change, if and only if, the Parent Board (i) has received an unsolicited Acquisition Proposal (that did not result from a breach of this Section 6.7.4(i) that (A) is bona fide and (B) after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, and such Acquisition Proposal is not withdrawn, (ii) determines, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, (iii) has provided a written notice (a “Notice of Adverse Recommendation Change”) to Purchaser that the Parent intends to take such action, specifying the reasons therefor and, in the case of an Adverse Recommendation Change pursuant to this Section 6.7.4(i), describing the material terms and conditions of, and attaching a complete copy of, the

Superior Proposal that is the basis of such action, (iv) shall have allowed three (3) Business Days (the “Notice Period”) to elapse following a Notice of Adverse Recommendation Change, (v) during such Notice Period, has considered and, at the reasonable request of Purchaser, engaged in discussions with Purchaser regarding, any adjustment or modification of the terms of this Agreement proposed by Purchaser, and (vi) following such Notice Period, again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (x) if, during such Notice Period, any material revisions are made to the Superior Proposal, the Parent Board shall give a new written notice to Purchaser and shall comply with the requirements of this Section 6.7.4(i) with respect to such new written notice (provided that the Notice Period following any such new written notice shall be two (2) Business Days) and (y) if following such Notice Period, the Parent Board does not determine that such Acquisition Proposal constitutes a Superior Proposal but the Parent Board thereafter determines to make an Adverse Recommendation Change pursuant to this Section 6.7 with respect to a separate Acquisition Proposal, the foregoing procedures referred to in this Section 6.7.4(i) shall apply anew and shall also apply to any subsequent amendment or change with respect thereto. Notwithstanding the limitations set forth in this Section 6.7.4, if the Parent Board has concluded after consultation with the Seller’s outside legal and financial advisors that an Acquisition Proposal constitutes a Superior Proposal, then the Parent Board may, prior to the Parent Stockholder Approval being obtained, cause the Seller to, after complying with this Section 6.7.4(i), enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 11.1.2.2.

(ii) Notwithstanding the limitations set forth in Section 6.7.1, in circumstances not involving or relating to an Acquisition Proposal, the Parent Board may make an Adverse Recommendation Change, if and only if (i) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to the Parent Board nor reasonably foreseeable by the Parent Board as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (ii) the Parent Board has first reasonably determined, after consultation with outside legal counsel, that failure to do so would be inconsistent with the exercise of the directors’ duties under applicable law, (iii) three (3) Business Days (the “Section 6.7.4(ii) Notice Period”) shall have elapsed since the Seller has given notice to Purchaser advising Purchaser that the Parent Board intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Section 6.7.4(ii) Notice Period, the Parent Board has considered and, at the reasonable request of Purchaser, engaged in good faith discussions with Purchaser regarding, any adjustment or modification of the terms of this Agreement proposed by Purchaser, and (v) the Parent Board, following such Section 6.7.4(ii) Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by Purchaser) that failure to do so would be inconsistent with the exercise of the directors’ duties under applicable Law; provided, however, that in the event the Parent Board does not make an Adverse Recommendation Change following the Section 6.7.4(ii) Notice Period, but thereafter determines to make an Adverse Recommendation Change pursuant to this Section 6.7.4(ii) in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to in this Section 6.7.4(ii) shall apply anew.

6.7.5 Nothing contained in this Section 6.7 or elsewhere in this Agreement shall prohibit the Parent or the Parent Board, directly or indirectly through its Representatives, from disclosing to the Parent’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the Parent Board has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable law; provided, however, that this Section 6.7.5 shall not permit the Parent Board to make an Adverse Recommendation Change except to the extent permitted by Section 6.7.4.

6.7.6 Upon execution of this Agreement, the Parent shall, and shall cause its Representatives to immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Acquisition Proposal. The Parent agrees that it will use its reasonable best efforts to promptly inform its Representatives of the obligations undertaken in this Section 6.7. The Parent shall use commercially reasonable efforts to cause all third parties who have been furnished confidential information regarding any Seller or Parent entity in connection with the solicitation of, or discussions regarding, an Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that they are entitled to have such information returned or destroyed).

6.7.7 Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated in accordance with its terms pursuant to Article 11, the Parent shall cause the approval of the transactions contemplated in this Agreement to be submitted to a vote of its stockholders at the Parent Stockholder Meeting.

6.7.8 References in this Section 6.7 to the “Parent Board” shall include a duly authorized committee thereof.

6.7.9 For purposes of this Agreement:

6.7.9.1 “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person, whether in one transaction or a series of related transactions, relating to (A) any merger, consolidation, share exchange, business combination or similar transaction involving any of the Seller’s entities, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of any Seller or Parent representing twenty percent (20%) or more of the consolidated assets of the Parent, taken as a whole as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Seller, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Parent, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Parent in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Parent; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

6.7.9.2 “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a third party that, after taking into account all financial, legal, regulatory and any other factors that the Parent Board deems relevant, including, without limitation, the availability of financing, (A) if consummated, would be more favorable to the Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustments to the financial terms of this Agreement proposed by Purchaser in response to such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed.

6.8 Notification of Certain Matters; Transaction Litigation.

6.8.1 The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the transactions contemplated herein, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

6.8.2 The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Closing Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

6.8.3 Each of the parties hereto agrees to give prompt written notice to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Seller’s entities or the other Purchaser’s entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Seller or a material adverse effect upon the Purchaser, as the case may be.

6.8.4 The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of any action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving such party or any of the Seller’s entities or Purchaser’s entities, respectively, which relate to this Agreement or the transactions contemplated by herein. The Seller shall give the Purchaser the opportunity to reasonably participate in the defense and settlement of any litigation against the Seller, the Parent and/or their respective directors or managers relating to this Agreement and the transactions contemplated by this Agreement. The Purchaser shall give the Seller the opportunity to reasonably participate in the defense and settlement of any litigation against the Purchaser and/or its directors relating to this Agreement and the transactions contemplated by this Agreement.

6.9 Public Announcements. For so long as this Agreement is in effect, the parties hereto shall, and shall cause their respective Affiliates to, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the parties shall issue any such press release or make any such public statement or filing (including, without limitation, any public disclosure regarding the Purchase Price prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by law or order. If for any reason it is not reasonably practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.7.

6.10 Assumption of Existing Loans. The Premises are currently encumbered by the Existing Loans. Schedule 3.1(a) attached hereto contains a complete list of the Existing Loan Documents, including all amendments, supplements and modifications thereto (the “Existing Loan Documents”). Seller shall not partially or wholly prepay the loan balance due under the Existing Loan Documents except for scheduled monthly payments due thereunder, and Seller shall make all payments due thereunder prior to Closing. Prior to or promptly after the Effective Date, Seller shall contact the holder of the Existing Loan Documents (“Holder”) and advise the Holder of this transaction and use commercially best and diligent efforts to seek the Holder’s consent to the consummation of the transaction contemplated by this Agreement (collectively, the “Loan Assumption Approvals”). Seller shall immediately provide Purchaser copies of all correspondence regarding the Loan Assumption Approvals. Schedule 6.10 attached hereto contains a complete list of the escrows and reserves under the Existing Loans.

6.11 Waiver of Right of First Refusal. As promptly as reasonably practicable following the date of this Agreement, the Seller shall request a waiver of each of the rights of first refusal by the grantors of Heritage Commons III Premises and Heritage Commons IV Premises (collectively, the “Waiver of ROFR”) and shall use commercially best efforts to obtain as soon as possible. Seller shall immediately provide Purchaser copies of all correspondence regarding the Waiver of ROFR.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on or before the Closing Date of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute subjective discretion:

7.1.1 Approval and Consent. The Parent Stockholder Approval shall have been obtained. Purchaser may not waive this condition to Closing.

7.1.2 Title. A final examination of the title to the Land by the Title Company shall disclose no title exceptions except for the Permitted Exceptions, and Title Company shall be irrevocably committed to issue to Purchaser a standard 2006 ALTA Owner’s Extended Coverage Policy of Title Insurance covering the Samsonite Premises and an ALTA Form T-1 Owner’s Policy of Title Insurance covering the Heritage Commons III Premises and Heritage Commons IV Premises, together with the endorsement requested by Purchaser insuring title to the Property in the full amount of the Purchase Price allocated thereto, subject only to the Permitted Exceptions; provided, however, the Title Company’s commitment to provide any component of coverage for which the Title Company requires an ALTA survey shall only be a condition to Closing if Purchaser, at its own expense, provides an acceptable ALTA survey to the Title Company.

7.1.3 Tenant Estoppels and Guarantor Certificate. Purchaser shall have received, on or before the Closing Date, executed Tenant Estoppel Certificates from Tenants in the form outlined in each particular Tenant’s Lease or in the form described in Section 6.4 and executed Guarantor Certificate(s) (if applicable) from the Guarantor(s) in the form described in Section 6.4. In no event will a Tenant Estoppel Certificate be deemed sufficient if it (i) raises any issue with the Samsonite concrete slab (but a mere notice reference to the related Samsonite Settlement Agreement and the issues raised thereunder shall not be an issue provided no Landlord default is raised), or (ii) discloses any uncured material defaults or claims which adversely affect the Property in the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) or more in the aggregate, except for the Heritage IV Litigation, or (iii) which does not substantially comply with the form or content of Tenant estoppel provided in each of the Leases.

7.1.4 SNDA. Purchaser shall have received, on or before the Closing Date, an executed SNDA from each Tenant in the form described in Section 6.5.

7.1.5 Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 8.2.1 of this Agreement.

7.1.6 Covenants, Representations and Warranties. Seller shall not be in material breach of any of covenants it has made in this Agreement. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

7.1.7 Loan Assumption Approval. Seller shall have obtained the approval of Purchaser’s assumption of the obligations and liabilities of each Seller under the Existing Loans from each of the applicable lenders, subject to those conditions, fees, modifications to the permitted transfer provisions (which revised permitted transfer provisions shall also incorporate all of Purchaser’s permitted transfer provisions in that certain Assumption Agreement dated April 24, 2014 by U.S. Bank National Association, as Trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-C6, Commercial Mortgage Pass-Through Certificates Series 2012-C6, as lender, Oak Brook Kensington, L.L.C., as borrower, Inland Private Capital Corporation, as guarantor, The GC Lease (Oak Brook) Investors, LLC, as buyer, and Griffin Capital Essential Asset REIT Inc., as the new guarantor, except that Purchaser shall also be entitled to the following additional permitted transfers: (a) Purchaser shall have the right, without the consent of the applicable lender, to contribute the mortgaged property to another REIT [so long as board control of the target REIT is vested in the board of Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (“Griffin REIT I”) at the time of contribution] provided the contribution transaction is being done in contemplation of a future merger, (b) the board of Griffin REIT I has the right to terminate the REIT advisor at any time, subject to installing an approved replacement advisor within a sixty (60) day period; Purchaser would not be obligated to pay an assumption fee in the event the REIT advisor is changing; Purchaser would not be obligated to pay any assumption fee in the event the REIT advisor or its parent are taken public), or other requirements (including without limitation, any replacement guarantor other than Griffin REIT I), which are acceptable to Purchaser in its sole discretion (it being understood that Purchaser shall approve an assumption fee of one percent (1%) or less of the outstanding loan amount and Purchaser shall not request any material modifications to the existing loan documents, other than modification to the existing permitted transfer provisions). The Purchaser shall cooperate with Seller and negotiate in good faith in connection with obtaining the approvals from each of the applicable lenders described hereinabove. An additional condition precedent to the obligation of Purchaser to close is that each of the existing lenders actually closes on the Existing Loan assumptions at Closing on terms consistent with the loan assumption consent letter and each existing lender includes in the assumption agreements to be executed by such lender statements confirming the principal amount of the Existing Loan and that the Existing Loan is in good standing.

7.1.8 Occupancy Conditions. As of the Closing Date, the Samsonite Premises, the Heritage Commons III Premises, and Heritage Commons IV Premises are then no less than 100% (based upon gross leasable area) (except as set forth on the rent roll attached as Exhibit “O”) leased to the respective Tenant under a signed Lease, in occupancy of all or substantially all of the building, and then being current in the payment of full rent and reimbursables or receiving rent abatements (for which Seller is compensating Purchaser), pursuant to Exhibit “O” and all tenant improvement allowances and/or leasing commissions for any Lease shall have been fully paid and discharged (or credited to Purchaser at Closing) and there shall not then exist any default under any Lease either on the part of Seller as landlord or Tenant.

7.1.9 Waiver of Rights of First Refusal. Seller shall have obtained the Waivers of ROFR that are valid on the Closing Date.

7.1.9.1 REA/Association Estoppels. Seller shall have obtained and delivered (or caused applicable third parties to deliver to Purchaser) estoppel certificates reasonably requested by Purchaser (and dated no more than 30 days prior to Closing) with respect to any declarations or restrictions recorded against the Property which shall include, without limitation:

(i) Alliance Center-East Association, a Texas non-profit corporation [Heritage Commons III – Amended and Restated Declaration of Covenants, Restrictions and Easements for Alliance Center – East];

(ii) Heritage Commons III, Ltd., a Texas limited partnership [Heritage Commons III – Specialty Warranty Deed with Vendor’s Lien];

(iii) Alliance Center-East Association, a Texas non-profit corporation [Heritage Commons IV – Amended and Restated Declaration of Covenants, Restrictions and Easements for Alliance Center – East];

(iv) Heritage Commons IV, Ltd., a Texas limited partnership [Heritage Commons IV – Specialty Warranty Deed with Vendor’s Lien];

(v) Imeson West I, LLC, a Florida limited liability company [Samsonite – Specialty Warranty Deed].

7.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute subjective discretion:

7.2.1 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

7.2.2 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

7.2.3 Delivery of Closing Documents and Payment of Purchase Price. Purchaser shall have delivered each of the Closing Documents required to be delivered under Section 8.3.1 of this Agreement and shall have paid into escrow the balance due of the Purchase Price.

7.3 Failure of a Condition.

7.3.1 General. If any condition precedent to Purchaser’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.1 of this Agreement, has not been satisfied on or before December 31, 2015 (the “Outside Date”), then Purchaser shall give notice to Seller of the condition or conditions that Purchaser asserts are not satisfied. Notwithstanding the foregoing, Purchaser or Seller may elect to extend the “Outside Date” by two (2) consecutive one (1) month extensions by providing written notice to the other party on or before the currently scheduled Outside Date. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period), then Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be immediately returned to Purchaser. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 7.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days by giving written notice thereof to the Purchaser and Escrow Agent within the initial ten (10) Business Day period referenced above. Purchaser shall have the right to waive the unsatisfied condition or conditions by written notice to Seller and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Seller’s receipt of Purchaser’s waiver notice. If the Closing Date is extended pursuant to this paragraph, then the Closing Date shall be the date that is the earlier to occur of five (5) Business Days after (a) the date that the unsatisfied condition has been satisfied, or (b) Seller’s receipt of Purchaser’s waiver notice. It is understood and agreed that the failure of any condition set forth in Section 7.1 hereof that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant, or other failure to perform by Seller hereunder unless such failed condition was caused by Seller’s willful and intentional actions in violation of its covenants set forth in this Agreement. Nothing herein shall limit Purchaser’s remedies under Section 11 of this Agreement. In the event Purchaser terminates this Agreement due to Seller’s failure to satisfy Section 7.1.9 (Waiver of ROFR), Seller also shall promptly reimburse Purchaser for its actual third party out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, but, not limited to reasonable attorneys’ fees and expenses) up to Two Hundred Twenty-Five Thousand Dollars ($225,000.00) in addition to Purchaser’s other remedies herein.

If any condition precedent to Seller’s obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.2 of this Agreement, has not been satisfied on or before the Closing Date, then Seller shall give notice to Purchaser of the condition or conditions that Seller asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period), then Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser (unless the applicable conditions are not satisfied due to a default by Purchaser under this Agreement, in which case the Deposit shall be paid to Seller). Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Seller’s obligation to close, as set forth in Section 7.2 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same, in Seller’s reasonable judgment, are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving written notice thereof to Purchaser and Escrow Agent within the initial ten (10) Business Day period referenced above. Seller shall have the right to waive the unsatisfied condition or conditions by written notice to Purchaser and

Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Purchaser’s receipt of Seller’s waiver notice.

Notwithstanding the foregoing or anything set forth herein to the contrary, in no event shall the Closing Date be extended with respect to Purchaser’s failure to fund into escrow the balance of the Purchase Price due at Closing as required under this Agreement, unless expressly agreed by Seller in writing in Seller’s sole and absolute discretion.

7.3.2 Waiver. If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions subject to the provisions of Sections 5.4 and 10.2 hereof.

ARTICLE 8

CLOSING

8.1 Closing Date. The consummation of the transactions contemplated hereby (the “Closing”) shall be conducted by delivery of documents and funds in escrow to Escrow Agent on a date and time mutually agreed upon by the parties hereto, but in no event later than the tenth (10th) Business Day after all of the conditions set forth in Article 7 (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been waived or satisfied by the party entitled to the benefit of same) (the “Closing Date). The date that the Closing occurs hereunder, as such date may be extended in accordance with this Agreement, is referred to herein as the “Closing Date”. Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including, but not limited to, the Settlement Statement (as defined in Section 8.2.1.8), and to deliver all such documents to the Escrow Agent in escrow not later than 5:00 p.m. (Orlando, FL time) on the Business Day immediately preceding the Closing Date, provided, however, that Purchaser shall not be required to wire the funds to close to the Escrow Agent earlier than the Closing Date, to ensure the orderly and timely close of escrow and disbursement of all funds necessary for Closing by not later than 5:00 P.M. (Orlando, FL time) on the Closing Date.

8.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

8.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents (collectively, the “Closing Documents”):

8.2.1.1 Special Warranty Deed in recordable and insurable form and substantially in the form of Exhibit D hereto (the “Deed”);

8.2.1.2 Bill of Sale, substantially in the form of Exhibit E hereto;

8.2.1.3 Assignment and Assumption Agreement with respect to the Leases and Licenses, substantially in the form of Exhibit F-1 hereto;

8.2.1.4 Assignment and Assumption Agreement with respect to the Contracts, substantially in the form of Exhibit F-2 hereto (the “Assignment and Assumption Agreement”);

8.2.1.5 Certificate of Non-Foreign Status, substantially in the form of Exhibit G hereto and any required state equivalent;

8.2.1.6 Letters to each tenant under the Leases and each licensee under the Licenses, substantially in the form of Exhibit H hereto, notifying tenants and licensees of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made to Purchaser or at Purchaser’s direction;

8.2.1.7 Written evidence reasonably acceptable to Purchaser terminating the Management Agreements for the Property as of the Closing Date;

8.2.1.8 Settlement statement prepared by Escrow Agent showing all of the payments, adjustments and prorations provided for in Section 8.5 of this Agreement or otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”);

8.2.1.9 Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property; and

8.2.1.10 An Owner’s Affidavit in the form of Exhibit I attached hereto (the “Owner’s Affidavit”). Seller shall also deliver to the Title Company and Purchaser such evidence as may be reasonably required by the Title Company with respect to the authority of the Person(s) executing the Deed and the other documents required to be executed by Seller on behalf of Seller.

8.2.1.11 Any Estoppel Certificate and SNDA actually received from Tenant.

8.2.1.12 As to any warranties for materials and workmanship (e.g. roof, HVAC, parking lot-including by way of illustration and not limitation, the roof warranty for materials and workmanship) in Seller’s possession or control, copies thereof and, to the extent assignable, an original transfer of such warranties assented to by the material and/or service provider at no cost or expense to Purchaser.

8.2.2 Original Property Information Documents. Seller will deliver to Purchaser, or make available to Purchaser at the Property, originals (or if originals are not available, complete copies) within Seller’s or its property manager’s possession of all Leases, Licenses, Contracts and Permits and tenant correspondence files (except to the extent subject to an attorney-client privilege).

8.2.3 Keys. Seller will deliver to Purchaser all keys to the Improvements in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

8.2.4 Costs. Seller will pay all costs allocated to Seller pursuant to Section 8.5.1 of this Agreement.

8.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

8.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:

8.3.1.1 Assignment and Assumption Agreement with respect to the Leases and Licenses in the form of Exhibit F-1 hereto;

8.3.1.2 Assignment and Assumption Agreement;

8.3.1.3 Settlement Statement;

8.3.1.4 Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property; and

8.3.1.5 Such evidence as may be reasonably required by the Title Company with respect to the authority of the Person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser.

8.3.2 Payment of Consideration. Purchaser shall pay to Escrow Agent a sum equal to the remaining portion of the Purchase Price owed by Purchaser in accordance with Section 2.1.3 of this Agreement, subject to the prorations and adjustments described in this Agreement. As part of the Closing under this Agreement, in accordance with this Agreement and the Escrow Agreement, Escrow Agent shall disburse, via federal funds wire transfer of immediately available funds, to an account designated by Seller in a written notice to Escrow Agent delivered prior to the Closing Date, with such notice to contain all information necessary for Escrow Agent to effectuate such transfer, the amount due to Seller as shown on the Settlement Statement.

8.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 8.5.1 of this Agreement.

8.4 Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with Escrow Agent and in accordance with this Agreement and the Escrow Agreement.

8.5 Costs and Adjustments at Closing. Seller shall prepare and submit to Purchaser for Purchaser’s review, at least five (5) Business Days prior to the Closing Date, a draft proration statement setting forth the prorations and adjustments contemplated by this Agreement. Once Seller and Purchaser have agreed on such proration statement, and at least three (3) Business Days prior to the Closing Date, Seller and Purchaser shall submit the same to the Escrow Agent and the Escrow Agent shall prepare the Settlement Statement and submit the same to Seller and Purchaser for their approval at least two (2) Business Days prior to the Closing Date.

8.5.1 Transaction Expenses. Purchaser shall pay (i) all costs and fees for Purchaser’s Representatives and consultants (except as set forth in this Section 8.5.1 below), (ii) the documentary transfer taxes for the Deed, (iii) all costs and expenses of title insurance including title commitment preparation, copies of documents of record, work and search charges and the premium for Purchaser’s standard base owner’s title insurance policy (including all curative Title Policy endorsements), (iv) all closing or escrow fees of Escrow Agent, (v) the cost of extended coverage over the standard preprinted Title Policy exceptions, together with Title Policy endorsements required by Purchaser, (vi) all costs associated with any policy of lender’s title insurance for Purchaser’s Lender, (vii) all costs associated with Purchaser’s financing of its purchase of the Property, including, without limitation, all recording fees and taxes and all loan fees and all prepayment costs (if applicable), (viii) all recording fees in connection with this transaction, (ix) all costs associated with Purchaser’s assumption of liabilities, obligations and responsibilities under the Existing Loans, and (x) all costs associated with any state and local recordation tax, documentary and other taxes and stamps, and any recording fees or mortgage taxes, in each case to the extent associated with any new mortgage or deed of trust related to Purchaser’s financing of its purchase of the Property. Seller shall pay for all costs and expenses of (i) Seller’s Representatives and consultants, (ii) obtaining the Waivers of the ROFR, and (iii) mailing and printing the Proxy Statement and/or obtaining the Parent Stockholder Approval. Subject to Section 15.13 below, Seller and Purchaser shall each pay its respective attorneys’ fees.

8.5.2 Security Deposits. Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any cash security deposits described by the Leases and Licenses. With respect to any security deposits that are held in the form of Letters of Credit or any form other than cash, Seller shall deliver to Purchaser at the Closing the original Letters of Credit or other applicable documents together with such original transfer and assignment documentation as may be necessary to effect the transfer of each Letter of Credit or other non-cash security deposit, provided that any transfer fees or other costs shall be borne by the Seller. Prior to Closing, Seller shall deliver the demand schedule to the Samsonite LOC described in Section 5 thereof, in addition to some evidence from the issuer of the Samsonite LOC reasonably acceptable to Purchaser confirming it is valid and has not been drawn upon.

8.5.3 Rents. All rents, percentage rents, common area charges, operating expenses, real estate taxes, parking charges and other costs or charges paid by tenants under the Leases and licensees under the Licenses (collectively, “Rents”) shall be prorated as of the Apportionment Time (as defined below), to the extent actually collected by Seller prior to the Closing Date. All Rents received from tenants or licensees after Closing by Seller or Purchaser will first be applied to such charges as are then due for the month in which Closing occurs and prorated appropriately between the parties based on the Apportionment Time, and then applied first to amounts due and payable to the Purchaser for periods from and after the Apportionment Time and then to any delinquencies owed to Seller for the period prior to the Apportionment Time. Purchaser shall remit to Seller any Rents received by Purchaser subsequent to Closing which are identified by the payor as, or otherwise clearly attributable to periods prior to Closing within ten (10) Business Days from Purchaser’s receipt of such Rents, together with appropriate supporting documentation. Seller shall remit to Purchaser any Rents received by Seller subsequent to Closing which are attributable to periods from and after Closing within ten (10) Business Days from Seller’s receipt of such Rents, together with appropriate supporting documentation. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Orlando, FL time on the date immediately prior to the Closing Date.

8.5.4 Real Estate and Personal Property Taxes. All general and state-specific real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Purchaser and Seller as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the Property for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill. Notwithstanding the foregoing, Taxes shall not be prorated with respect to any Tenant which under its Lease is obligated to pay Taxes directly to the applicable taxing authority. In addition, any deposits for real estate taxes and assessments made by any Tenant for any period for which Purchaser would have responsibility for payment thereof shall be credited to Purchaser at Closing and shall be treated as a like-amount reduction in Purchaser’s real estate tax proration. If any general or special assessment (as contrasted to ad valorem taxes) are payable in installments, Purchaser shall receive a cash credit at Closing for the gross amounts due.

8.5.5 Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases or licensees under Licenses are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded by the applicable providers. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

8.5.6 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage with respect to the Property and Purchaser will affect its own insurance coverage.

8.5.7 Other Operating Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, maintenance, service charges, and license fees, will be prorated as of the Apportionment Time.

8.5.8 Tenant Improvement Allowances, Leasing Commissions, and Free Rent. At Closing, Seller shall give Purchaser a credit against the Purchase Price for any outstanding tenant improvement allowances, leasing commissions, free rent and/or abatement periods (except for the nine (9) months of free rent for the Lease related to the Samsonite Premises, which free rent is related to the last nine (9) months of the lease term pursuant to the most recent amendment to the Lease for the Samsonite Premises) and other Tenant-related restricted cash relating to the Leases and licensees under the Licenses which remain unpaid as of the Closing Date. Purchaser shall indemnify Seller, to the extent of the credit against the Purchase Price, against any claims by a Tenant on account of such tenant improvement allowances and other amounts pursuant to this Section.

8.5.9 True-Up of Operating Expenses and Taxes. Within 90 days after the expiration of the calendar year in which the Closing occurs, Purchaser and Parent or its Affiliate, shall re-prorate operating expenses, insurance reimbursements and real estate tax reimbursements for the calendar year in which the Closing occurs based on the actual, final numbers and reconcile any adjustments due Seller or Purchaser (as applicable). Purchaser shall invoice the tenants under the Leases and the licensees under the Licenses for amounts owed in respect of such re-proration promptly. Parent or its Affiliate shall remit or shall cause to be remitted to Purchaser any amount owed by Seller on account of such reconciliation within ten (10) Business Days of Parent’s or its Affiliate’s approval of the re-proration. Purchaser shall use good faith and commercially reasonable efforts to collect from the tenants and licensees all amounts owed by such tenants and licensees on account of such reconciliation, and shall remit to Parent or its Affiliate any such amounts received by Purchaser which are attributable to periods prior to Closing within ten (10) Business Days from Purchaser’s receipt thereof.

8.5.10 Special Assessments. If there are any general or special assessments pending against the Property which are subject to payment in installments, Seller shall pay any installments of such special assessments that are due and payable prior to the Closing and Purchaser shall pay all installments of such special assessments on or after the Closing and any such payments made by Seller for the period between the payment occurring immediately before the Closing and the payment due immediately thereafter shall be adjusted between Seller and Purchaser.

8.5.11 Existing Loans. Purchaser shall assume the Existing Loans from Seller and any and all amounts, fees, costs, obligations, and liabilities thereunder. Purchaser shall receive a credit at Closing equal to the amount of the Existing Loan assumed by Purchaser (including any accrued and unpaid interest).

8.5.12 Survival. The provisions of Section 8.5.9 shall survive Closing for a period of twelve (12) months from the Closing Date. The provisions of Section 8.5.11 shall survive Closing until the full satisfaction and termination of each of the Existing Loans.

ARTICLE 9

DAMAGE AND CONDEMNATION

9.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.

9.1.1 Minor Damage. If the cost for repairing such damage is equal to or less than One Million Dollars ($1,000,000.00) per damaged Property (as determined by an independent contractor or appraiser retained by Purchaser and reasonably acceptable to Seller with at least 10 years’ experience in the market in which the property is located), then Purchaser shall have the right at Closing to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.

9.1.2 Major Damage. If the cost for repairing such damage is greater than One Million and No/100 Dollars ($1,000,000.00) (as determined by an independent contractor or appraiser retained by Purchaser and reasonably acceptable to Seller with at least 10 years’ experience in the Market in which the property is located), or if any Tenant terminates its Lease or is permitted to reduce its rent under such Lease as a result of such damage, then Purchaser shall have the option, exercisable by written notice delivered to Seller and Escrow Agent within ten (10) Business Days after Seller’s notice of damage to Purchaser (with the Closing Date automatically extended, if necessary, to allow for such response period), either (i) to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, the Deposit shall be immediately returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such ten (10) Business Day period of Purchaser’s intention to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

9.2 Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly upon obtaining knowledge thereof notify Purchaser thereof (“Taking Notice”). If the condemnation will not result in a material and adverse effect (as hereinafter defined) on the value or operation of the Property, the parties shall proceed to Closing, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation and/or pay to Purchaser all such awards previously paid. In the event that such condemnation will result in a material and adverse effect on the Property, Purchaser shall have the option, which shall be exercised by written notice to Seller and Escrow Agent within ten (10) Business Days after its receipt of the Taking Notice (with the Closing Date automatically extended, if necessary, to allow for such response period), either (i) to terminate this Agreement and receive the immediate return of the Deposit, in which case the parties shall have no further rights or obligations under this Agreement (except for any obligations that expressly survive termination), or (ii) to consummate the purchase of the Property without a reduction of the Purchase Price, in which event Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Purchaser all such awards previously paid. For the purposes of this Section 9.2, a condemnation shall be deemed to have a “material and adverse effect” only if such condemnation (a) would entitle tenants occupying 10% or more of the rentable square feet of the Improvements to terminate their leases or reduce their rent, (b) would result in the reduction in the number of parking spaces at the Property, or (c) would result in a permanent or extended (i.e. more than 90 days after Closing), material disruption of access to the Property or such other disruption that would cause the Property to fail to comply with applicable laws or codes. Failure to give notice of Purchaser’s election within such ten (10) Business Day period shall be deemed an election by Purchaser to proceed to Closing. It is the express intent of the parties hereto that the provisions of this Agreement govern the rights of the parties in the event of damage to or condemnation of the Property and that the Uniform Vendor and Purchaser Risk Act (Section 5.007 of the Texas Property Code) do not apply to this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification; Limitation of Liability. If, after the Closing Date, any of the Express Representations should have been false in any material respect when made or Seller shall be in breach or default of any covenant, representation or warranty under this Agreement or any document executed and delivered by Seller at Closing, and Purchaser shall first become aware of same after the Closing Date, then Purchaser shall give Seller written notice of such false Express Representation or breach or default prior to the expiration of the Survival Period and Seller shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If Seller fails to cure such breach within such fifteen (15) Business Day period, and the actual losses or damages sustained as a result of Seller’s false Express Representations or breach or default exceeds Fifty Thousand and No/100 Dollars ($50,000.00), then Purchaser shall have the right to bring an action against Seller and Guarantor for the actual damages suffered by Purchaser due to such false Express Representation or breach or default. Notwithstanding anything to the contrary contained herein, the aggregate liability of Seller arising pursuant to or in connection with any claim under this Section 10.1 or Section 5.4 (collectively, the “Contract Liabilities”) shall not exceed Three Million and No/100 Dollars ($3,000,000.00); provided, however, that in no event shall Seller or Guarantor be liable for any Contract Liabilities unless the aggregate amount of such liabilities exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the “Contract Liabilities Floor”), in which event Seller and/or Guarantor shall be liable for the full amount of such Contract Liabilities up to the $3,000,000.00 limitation set forth above; and provided, further, that such liability shall be zero in the event that Purchaser shall have waived, relinquished or released any applicable rights as contemplated by Section 11.1.3.1. No constituent partner or member in Seller or Guarantor, nor any Person, trust or entity that becomes a constituent partner or member in Seller or Guarantor, nor any partner, member, manager, shareholder, director, officer, employee, beneficiary, trustee or agent of any of the foregoing, shall have any Personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other Persons and entities, shall look solely to the assets of Seller for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary in this Agreement, Guarantor’s liability under this Agreement, including but not limited to this Section 10.1 and Section 5.4 together, shall be limited, in the aggregate, to an amount up to THREE MILLION AND 00/100 DOLLARS ($3,000,000.00). Notwithstanding anything herein, in no event shall Seller or Guarantor’s liability hereunder be reduced by any payments under the “Dissenting Shareholder Appraisal Rights Side Letter” entered into contemporaneously herewith between Guarantor and Purchaser (the “Side Letter”) or the Window Replacement Reimbursement described in Section 5.1.10, and the $3,000,000.00 limitation is not affected by such Side Letter or the Window Replacement Reimbursement.

ARTICLE 11

TERMINATION AND WAIVER

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Parent Stockholder Approval (except as otherwise expressly noted) by action taken or authorized by the Purchaser Board or the Parent Board, as follows:

11.1.1 by either Purchaser or Seller, upon notice to the other party, if:

11.1.1.1 any Governmental Authority of competent jurisdiction shall have issued an order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order or other action shall have become final and non-appealable; or

11.1.1.2 the Parent Stockholder Approval shall not have been obtained at a duly held Parent Stockholder Meeting (including any adjournment or postponement thereof) at which the transactions contemplated by this Agreement have been voted upon, provided that the right to terminate this Agreement under this Section 11.1.1.2 shall not be available to a party if the failure to obtain such Parent Stockholder Approval was primarily due to an action or the failure to act of such party that constitutes a material breach of any of its obligations under this Agreement; or

11.1.2 by Seller, upon written notice to Purchaser:

11.1.2.1 if Purchaser shall have failed to perform in any material respect any of the covenants, agreements and indemnities contained herein to be performed by Purchaser within the time for performance as specified herein (including Purchaser’s obligation to close), and Seller has notified Purchaser in writing of the same and Purchaser has failed to cure such condition or circumstance or non-performance within ten (10) days of receipt of such notice; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 11.1.2.1 if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.1 would not be satisfied; or

11.1.2.2 if at any time prior to the receipt of the Parent Stockholder Approval, Seller and/or Parent enters into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 11.3.1 is made in full to Purchaser concurrently with the occurrence of such termination and the entry into such Alternative Acquisition Agreement with respect to such Superior Proposal, and in the event that such Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

11.1.3 by Purchaser, upon written notice to the Seller, if:

11.1.3.1 Purchaser is or becomes aware that any of the representations and warranties made by Seller in this Agreement, or in any document or instrument executed by Seller and delivered to Purchaser in connection with this Agreement or the Closing hereunder, including the representations made in Section 5.1 hereof, are not true and correct in any material respect that would adversely affect Purchaser’s use and enjoyment of the Property, or (y) Purchaser is or becomes aware that there is any material inaccuracy in any, certifications, schedules, covenants or statements prepared and executed by Seller and delivered to Purchaser, or (z) Seller has failed to perform in any respect any of the covenants, agreements and indemnities contained herein or in any of the aforesaid other documents and instruments to be performed by him, her or it within the time for performance as specified herein (including Seller’s obligation to close) or therein, after notice from Purchaser to Seller in writing of same, and Seller has failed to cure such condition or circumstance or non-performance within ten (10) days of receipt of such notice; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1.3.1 if Purchaser is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.2 would not be satisfied; and provided, further, that Purchaser may complete the purchase of the Property, in which event Purchaser shall waive its right to seek reimbursement from Seller for all of its damages incurred as a result of Seller’s breach or waive any claim for damages (except for reimbursement for costs and expenses as set forth in this clause) and file an action (the “Specific Performance Action”) for specific performance of this Agreement to compel Seller to close, and Purchaser shall be entitled to reimbursement for all of its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such Specific Performance Action, if it prevails. Seller expressly waives its right to demand that Purchaser post a bond to proceed with the Specific Performance Action.

11.1.3.2 (A) the Parent Board shall have made an Adverse Recommendation Change (provided that Purchaser’s right to terminate this Agreement pursuant to this Section 11.1.3.2 as a result of an Adverse Recommendation Change will expire twenty (20) days after the date upon which Purchaser receives notice from the Seller of such Adverse Recommendation Change), and (B) the Parent Board, after public announcement by any Person of an Acquisition Proposal, fails to recommend against such Acquisition Proposal within fifteen (15) days of being requested to do so by Purchaser; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1.3.2 if Purchaser shall have materially breached its obligations under this Agreement and such breach shall not have been fully cured by Purchaser at the time of the Adverse Recommendation Change or at the time of the Parent Board’s failure to recommend against an Acquisition Proposal (as applicable).

11.2 Effect of Termination. In the event that this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 11.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 11.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the other Seller’s entities, the other Purchaser’s or any of the Seller’s or Purchaser’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) the Confidentiality Agreement, Section 5.4, Section 11.2, Section 11.3 and Article 15 and the definitions of all defined terms appearing herein shall survive any termination of this Agreement pursuant to Section 11.1 and (b) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any fraud or willful breach of this Agreement, but subject to Section 11.3.4. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

11.3 Fees and Expenses in Termination.

11.3.1 If, but only if, the Agreement is terminated:

11.3.1.1 by either Purchaser or Seller pursuant to Section 11.1.1.2 or by Purchaser pursuant to either Section 7.3.1 or Section 11.1.3.1 and the Seller (A) receives or has received a bona fide Acquisition Proposal with respect to the Seller and/or Parent, which proposal has been publicly announced prior to the date of the Parent Stockholder Meeting (with respect to a termination under Section 11.1.1.2 or prior to the termination of this Agreement (with respect to a termination under Section 11.1.3.1 or Section 7.3.1) and (B) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, such Acquisition Proposal, then the Seller shall pay, or cause to be paid, to Purchaser an amount equal to Three Million and No/100 Dollars ($3,000,000.00) (the “Seller Termination Fee”) plus, if not previously paid pursuant to Section 11.3.1.3 below, the cost of Purchaser’s actual out of pocket expenses in pursuit of the transactions contemplated by this Agreement but not to exceed Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) (“Expense Amount”), by wire transfer of same day funds to an account designated by Purchaser, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 11.3.1.1, the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

11.3.1.2 by either Purchaser or Seller pursuant to Section 11.1.1.2 because the Parent Stockholder Approval shall not have been obtained, or by Purchaser pursuant to Section 11.1.3.1 then Seller shall pay, or cause to be paid, to Purchaser the Expense Amount (by wire transfer to an account designated by the Seller) within two (2) Business Days of such termination;

11.3.1.3 by the Seller pursuant to Section 11.1.2.2 then the Seller shall pay, or cause to be paid, to Purchaser the Seller Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Purchaser as a condition to the effectiveness of such termination;

11.3.1.4 by Purchaser pursuant to Section 11.1.3.2, then Seller shall pay, or cause to be paid, to Purchaser the Seller Termination Fee (together with the Expense Amount), by wire transfer of same day funds to an account designated by Purchaser, within two (2) Business Days of such termination.

11.3.2 If this Agreement is terminated by the Seller pursuant to Section 11.1.2.1, then Escrow Agent shall release to Seller an amount equal to the Deposit (the “Purchaser Termination Fee”) by wire transfer of same day funds to one or more accounts designated by Seller within two (2) Business Days of such termination. The Purchaser Termination Fee shall be paid to Seller as liquidated damages, which shall be Seller’s sole and exclusive remedy against Purchaser for Purchaser’s failure to purchase the Property. Seller acknowledges and agrees that (1) the amount of the liquidated damages is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of closing to have occurred due to a default of Purchaser under this Agreement; (2) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (3) Purchaser seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and (4) the above amount shall be and constitute reasonable and valid liquidated damages. Nothing in this Agreement shall be deemed to limit Purchaser’s liability to Seller (a) with respect to any indemnification or other provision of this Agreement that survives the Closing or termination of this Agreement, and Seller shall retain all rights and remedies, at law or in equity, with respect to those provisions, and (b) in the event that, following any termination of this Agreement, Purchaser or any party affiliated with Purchaser asserts any claims or rights to the Property that might delay or prevent seller from having clear, indefeasible and marketable title to the Property.

11.3.3 Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that under no circumstance shall any party be required to pay the Seller Termination Fee, the Purchaser Termination Fee, or the Expense Amount, as applicable, on more than one occasion.

11.3.4 Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that neither Seller nor Purchaser shall be required to pay any amount in excess of the Seller Termination Fee, the Purchaser Termination Fee or the Expense Amount, as applicable, except as set forth in Section 11.3.5 or in the case of such party’s fraud or willful breach of this Agreement.

11.3.5 Each of the parties hereto acknowledges that (i) the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, (ii) none of the Seller Termination Fee, the Purchaser Termination Fee and the Expense Amount is a penalty, but is a reasonable amount that will compensate Seller or Purchaser, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Seller or Purchaser, as the case may be, fails to timely pay any amount due pursuant to this Section 11.3 and, in order to obtain such payment, either Seller or Purchaser, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 11.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of KeyBank National Association in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable law.

11.3.6 Limitations on Payment.

11.3.6.1 If one party to this Agreement (the “Fee Payor”) is required to pay another party to this Agreement (the “Fee Payee”) an Expense Fee, Purchaser Termination Fee, and/or Seller Termination Fee (collectively or individually, a “Fee”), such Fee shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 11.3.6.1. In the event that the Fee Payor is obligated to pay the Fee Payee the Fee, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the applicable Fee of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 11.3.6 or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 11.3.6, an amount equal to the excess of the applicable Fee, less the total amount paid under clause (A) above.

11.3.6.2 To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the applicable Fee with an escrow agent selected by the Fee Payor on such terms (subject to this Section 11.3.6) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the applicable Fee pursuant to this Section 11.3.6 shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 11.3 by wire transfer. The escrow agreement shall provide that the applicable Fee in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the applicable Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the applicable Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the applicable Fee to the Fee Payee. The Fee Payor agrees to amend this Section 11.3.6 at the reasonable request of the Fee Payee in order to (i) maximize the portion of the applicable Fee that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 11.3.6 or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 11.3.6. Any amount of the applicable Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 11.3.6, provided, that the obligation of the Fee Payor to pay the unpaid portion of the applicable Fee shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.

Any payment due to a party described in Section 11.3.5 shall be subject to the same limitations on payment as set forth in this Section 11.3.6.

11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller or destroy all information related to the Property provided to Purchaser by Seller, including copies thereof in any form whatsoever (including electronic form), except to the extent under applicable law Purchaser is obligated to retain copies of such Property Information. The obligations of Purchaser under this Section 10.4 shall survive any termination of this Agreement.

ARTICLE 12

BROKERAGE COMMISSION

12.1 No Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party with respect to the transactions contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate brokerage or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

12.2 Independent Advisor. Seller shall be solely responsible for the payment of any fees or commission due to SunTrust Robinson Humphrey, Inc., as an independent advisor, in accordance with the provisions of a separate agreement between Seller and SunTrust Robinson Humphrey, Inc.

12.3 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 13

NOTICES

13.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

13.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by Federal Express or a similar internationally recognized overnight courier service, or (iv) by electronic mail with a confirmation copy delivered by another method set forth in this Section 13.2. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	Global Income Trust, Inc.
450 S. Orange Avenue, Suite 300
Orlando, Florida 32801
Attn: Erin M. Gray, Esquire
Email: erin.gray@cnl.com

With a copy to:	Global Income Trust, Inc.
450 S. Orange Avenue, Suite 1400
Orlando, Florida 32801
Attn: Scott Hall
Email: scott.hall@cnl.com

As to Guarantor:	CNL Holdings, LLC
450 S. Orange Avenue, Suite 300
Orlando, Florida 32801
Attn: Chief Financial Officer

With a copy to:	CNL Holdings, LLC
450 S. Orange Avenue, Suite 300
Orlando, Florida 32801
Attn: Chief Legal Officer

and a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 S. Orange Avenue, Suite 200
Orlando, Florida 32801
Attn: Joaquin E. Martinez, Esquire
Email: quino.martinez@lowndes-law.com

As to Purchaser:	c/o Griffin Capital Corporation
Griffin Capital Plaza
1520 East Grand Avenue
El Segundo, California 90245
Attention: Michael Escalante
Email: mescalante@griffincapital.com

c/o Griffin Capital Corporation
Griffin Capital Plaza
1520 East Grand Avenue
El Segundo, California 90245
Attention: Louis Sohn
Email: lsohn@griffincapital.com

With a copy to:	Griffin Capital Corporation
790 Estate Drive
Suite 180
Deerfield, Illinois 60015
Attention: Mary Higgins, Esq.
Email: mhiggins@griffincapital.com

And with a copy to:	Dan McCawley, Esq.
Greenberg Traurig, P.A.
401 E. Las Olas Boulevard
Suite 2000
Fort Lauderdale, Florida 33301
Email: mccawleyd@gtlaw.com

As to Escrow Agent:	Chicago Title Company
725 South Figueroa Street, Suite 200
Los Angeles, California 90017
Attention: Amy Hiraheta
Email: Amy.hiraheta@ctt.com

Either party may from time to time by written notice to the other party designate a different address or addresses for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii), (iii) or (iv) of this Section 13.3. Notices given on behalf of a party by its attorneys in the manner provided for in this Article 13 shall be considered validly given.

ARTICLE 14

ASSIGNMENT

14.1 Assignment. Purchaser shall not be entitled to assign its rights in, to and under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser shall be entitled to assign its rights in, to and under this Agreement to Griffin REIT I or an entity wholly owned by Griffin REIT I ; in each case without the prior written consent of Seller; provided however (a) no such assignment shall be effective or binding on Seller until notice thereof has been delivered to Seller, (b) the assignee executes and delivers an assignment and assumption agreement in which such assignee assumes all of Purchaser’s rights, duties and obligations under this Agreement, and (c) such assignment will not release Purchaser from its primary obligation for the payment and performance of all obligations of the Purchaser under this Agreement. Purchaser may elect to assign its rights to Griffin REIT I and/or an entity wholly owned by Griffin REIT I in whole or in part such that Purchaser takes title to each Premises in separate entities. “Affiliate” shall mean with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person or partnership or membership interests, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person’s officers, directors, joint venturers and partners. The term “Person” or “Person” shall mean shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) and “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.6 Controlling Law; Submission to Jurisdiction. This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of Maryland (without reference to conflicts of laws principles). Any claim, action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of Maryland or the jurisdiction of the United States District Court for the State of Maryland, and each of the parties hereto hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom in any such claim, action, suit, or proceeding) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit, or proceeding in any such court or that any such claim, action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum. Subject to applicable law, process in any such claim, action, suit, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, and such service shall be made by Personal service made on such party or by mail sent to such party at the address set forth in this Agreement. Personal service may be made on such party’s resident agent.

15.7 Exhibits. All exhibits, attachments, schedules annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

15.10 Tax-Deferred Exchange. Either Seller or Purchaser may sell or acquire the Property as part of a tax-deferred exchange of real estate pursuant to the provisions of Section 1031 of the Internal Revenue Code as amended from time to time. Either party shall be entitled to use a third-party intermediary as part of the tax-deferred exchange, and the parties shall reasonably cooperate with each other to accomplish such tax-deferred exchange(s), provided that (a) it is understood and agreed that the party requesting the exchange shall be required to pay all costs and expenses of the exchange, (b) the non-requesting party shall not be required to make any representation or warranty relative to the condition of any real estate or be required to take title to any real estate other than the Property and (c) the exchange must otherwise be accomplished without reduction or alteration of the rights of the non-requesting party under this Agreement.

15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in New York, New York. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

15.13 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action.

15.14 Counterparts and Acceptance of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile or PDF) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party. Acceptance, for purposes hereof, shall mean that each party is in physical possession of a fully-signed counterpart copy or original of this Agreement.

15.15 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, SELLER’S OR PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

15.16 Confidentiality.

15.16.1 Except as provided otherwise in this Section 15.16, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller and Purchaser respectively, or any of their Affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing, both Seller and Purchaser shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing, Purchaser shall keep strictly confidential all information (including the Property Information) relating in any way to the Property or any portion thereof.

15.16.2 It is understood and agreed that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or preclude Purchaser from sharing information relating to the Property, on a confidential basis with such party’s key employees, attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, joint venture partners, or potential lenders (“Representatives”), as the case may be. Further, and notwithstanding anything to the contrary set forth above, Purchaser or any sponsored entity of Purchaser and Seller may disclose any of such information if required in litigation, if any (whether arising out of this Agreement or otherwise) or if required by law (including, without limitation, any rule or regulation of the Securities and Exchange Commission).

15.16.3 Purchaser shall indemnify and hold Seller and Seller’s Affiliates, employees, officers and directors harmless, and Seller shall indemnify and hold Purchaser and Purchaser’s Affiliates, employees, officers and directors, and its joint venture partners and lenders harmless, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by the other party and caused by a breach by Purchaser or Seller, as the case may be, or their respective Representatives, of the provisions of Section 15.16; but this Section 15.16.3 will not entitle either Purchaser or Seller or any other Person or entity, to recover consequential or incidental damages.

15.16.4 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 15.16.

15.16.5 Notwithstanding any other provision of this Agreement, the provisions of Section 15.16 shall survive the termination of this Agreement.

15.16.6 Time is of the essence of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

GIT IMESON PARK FL, LLC, a Delaware limited liability company

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	Executive Vice President

IN-105 HERITAGE III, LLC, a Delaware limited liability company

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	Executive Vice President

GIT HERITAGE IV TX, LLC, a Delaware limited liability company

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	Executive Vice President

PARENT:

GLOBAL INCOME TRUST, INC., a Maryland corporation

By:	/s/ Tammy Tipton
Name:	Tammy Tipton
Title:	CFO and Treasurer

PURCHASER:

GRIFFIN CAPITAL CORPORATION, a California corporation

By:	/s/ Michael J. Escalante
Name:	Michael J. Escalante
Title:	Chief Investment Officer

JOINDER

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.4	– Leases and Licenses
Schedule 1.5	– Security Deposits
Schedule 1.6	– Contracts
Schedule 3.1(a)	– Existing Loans
Schedule 3.1(b)	– Existing Matters of Record
Schedule 3.1(c)	–Title Endorsements
Schedule 5.1.10	– Heritage IV Litigation
Schedule 5.1.13	– Leasing Commissions
Schedule 5.1.23	– Material Warranties
Schedule 6.10	–Existing Loans Escrows/Reserves

Exhibits

Exhibit A	– Legal Description
Exhibit B	– Escrow Agreement
Exhibit C-1	– Form of Tenant Estoppel
Exhibit C-2	– Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit D-1	– Form of Deed – Texas
Exhibit D-2	– Form of Deed – Florida
Exhibit E	– Form of Bill of Sale
Exhibit F-1	– Form of Assignment and Assumption Agreement for Leases and Licenses
Exhibit F-2	– Form of Assignment and Assumption Agreement for Contracts
Exhibit G	– Form of Certificate of Non-Foreign Status
Exhibit H	– Form of Tenant Notification Letter
Exhibit I-1	– Form of Owner’s Affidavit – Texas
Exhibit I-2	– Form of Owner’s Affidavit – Florida
Exhibit J	– Intentionally Deleted
Exhibit K	– Management Agreements
Exhibit L	– Environmental Reports and Information
Exhibit M	– Taxes and Assessments
Exhibit N	– Compliance with Laws and Insurance Requirements
Exhibit O	– Rent Roll

SCHEDULE 1.4

LEASES AND LICENSES

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 1.5

SECURITY DEPOSITS

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 1.6

CONTRACTS

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 3.1(a)

EXISTING LOANS

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 3.1(b)

EXISTING MATTERS OF RECORD

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 3.1(c)

TITLE ENDORSEMENTS

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 5.1.10

HERITAGE IV LITIGATION

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 5.1.13

LEASING COMMISSIONS

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 5.1.23

MATERIAL WARRANTIES

[Omitted as not necessary to an understanding of the Agreement]

SCHEDULE 6.10

EXISTING LOANS ESCROWS/RESERVES

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT A

LEGAL DESCRIPTION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B

ESCROW AGREEMENT

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT C-1

FORM OF TENANT ESTOPPELS TENANT ESTOPPEL CERTIFICATE AND AGREEMENT

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT C-2

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT D-1

FORM OF DEED – TEXAS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT A

DESCRIPTION OF PROPERTY

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B

PERMITTED EXCEPTIONS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT D-2

FORM OF DEED – FLORIDA

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT “A”

PROPERTY LEGAL DESCRIPTION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT E

FORM OF BILL OF SALE

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT A TO BILL OF SALE

LEGAL DESCRIPTION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT F-1

FORM OF ASSIGNMENT AND ASSUMPTION

OF LEASES AND LICENSES

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION

OF LEASES AND LICENSES

LEGAL DESCRIPTION OF THE PROPERTY

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION

OF LEASES AND LICENSES

LEASES AND LICENSES

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT C TO ASSIGNMENT AND ASSUMPTION

OF LEASES AND LICENSES

SECURITY DEPOSITS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT F-2

FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND

INTANGIBLE PROPERTY

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION

OF CONTRACTS AND INTANGIBLE PROPERTY

LEGAL DESCRIPTION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION

OF CONTRACTS AND INTANGIBLE PROPERTY

CONTRACTS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT G

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT H

FORM OF TENANT NOTIFICATION LETTER

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT I-1

FORM OF OWNER’S AFFIDAVIT – TEXAS

AFFIDAVIT AS TO DEBTS, LIENS,

AND POSSESSION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT I-2

FORM OF OWNER’S AFFIDAVIT – FLORIDA

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT J

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT K

MANAGEMENT AGREEMENTS

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT L

ENVIRONMENTAL REPORTS AND INFORMATION

[Omitted as not necessary to an understanding of the Agreement]

EXHIBIT M

TAXES AND ASSESSMENTS

None.

EXHIBIT N

COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

None.

EXHIBIT O

RENT ROLL

[Omitted as not necessary to an understanding of the Agreement]